Exhibit 8.1

[LETTERHEAD OF SONNENSCHEIN NATH & ROSENTHAL LLP]

April 27, 2004

Pliant Corporation

1475 Woodfield Road, Suite 700

Schaumburg, IL  60173

RE:          Registration Statement on Form S-4 (Reg. No. 333-114608)

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to Pliant Corporation, a Utah corporation, (the “Issuer”), in connection with the proposed offer by the Issuer to exchange (the “Exchange Offer”) up to $306,000,000 in aggregate principal amount at maturity of the Issuer’s 11 1/8% Senior Secured Discount Notes due 2009 (the “New Notes”) for and in replacement of the Issuer’s outstanding 11 1/8% Senior Secured Discount Notes due 2009 (the “Old Notes”), pursuant to a Registration Statement on Form S-4 (Registration No. 333-114608) originally filed with the Securities and Exchange Commission (the “Commission”) on April 20, 2004, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

We have made such examination as we have deemed necessary for the purpose of this opinion.  Based upon the terms of the Exchange Offer, the Old Notes and the New Notes, which are set forth in the Registration Statement, we are of the opinion that the statements in the Registration Statement under the caption “Certain United States Federal Income Tax Consequences,” insofar as such statements constitute a summary of the United States federal tax laws referred to therein, fairly summarize in all material respects the United States federal tax laws referred to therein.  Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, statements and representations set forth in the Registration Statement.

The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published revenue rulings, revenue procedures and announcements, existing judicial decisions and other applicable authorities.  No tax ruling has been sought from the IRS with respect to any of the matters discussed herein.  Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS.  Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or by a court.  We express no opinion concerning any tax consequences associated with the Old Notes and New Notes other than those specifically set forth herein.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  This opinion is rendered on the date hereof and we have no continuing obligation hereunder to inform you of changes of law or fact subsequent to the date hereof or facts of which we have become aware after the date hereof.

This opinion is solely for your benefit and may not be furnished to, or relied upon by, any other person or entity without the express written consent of the undersigned.

Sincerely,
SONNENSCHEIN NATH & ROSENTHAL LLP
/s/ Sonnenschein Nath & Rosenthal LLP